PRESS RELEASE
FOR IMMEDIATE RELEASE
06-04

Contacts:	James Haddox, CFO Reba Reid Quanta Services, Inc. 713-629-7600	Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E 713-529-6600

OFFICERS OF QUANTA SERVICES TO REPORT
THE WITHHOLDING OF SHARES
HOUSTON — March 2, 2006 — Quanta Services, Inc. (NYSE: PWR) announced today that certain of its executive officers will submit Form 4 filings pursuant to Section 16 of the Securities Exchange Act of 1934.
Under Quanta’s 2001 Stock Incentive Plan, certain of its employees, including certain executive officers, previously received restricted stock awards, a portion of which vested on February 28, 2006. Pursuant to the Plan, employees may elect to satisfy their tax withholding obligations upon vesting by having Quanta make the tax payments and withhold a number of vested shares having a value on the date of vesting equal to the employee’s tax withholding obligation. As a result of employee elections, Quanta withheld shares of stock from certain of its executive officers to satisfy their tax obligations. The Form 4 filings will report as “dispositions” the number of shares withheld by Quanta and will reflect that the dispositions are exempt transactions in accordance with Rule 16b-3 under the Exchange Act.
Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.
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